Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Business Financial Services, Inc.

We consent to the use of our report dated April 22, 2005, with respect to the consolidated balance sheets of First Business Financial Services, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2004, which report appears in the Registration Statement on Form 10, as amended on July 25, 2005, incorporated herein by reference. As discussed in Note 2 to the consolidated financial statements, the consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December  31, 2003 have been restated.

/s/ KPMG LLP

Milwaukee, Wisconsin
October 14, 2005